SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C.  20549


                            Form 8-K


                         CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported) December 31, 1997


              ACTION PRODUCTS INTERNATIONAL, INC.
     (Exact name of registrant as specified in its charter)


 Florida                             000-13118                59-2095427
  (State  or  other  jurisdiction  (Commission                  (IRS Employer
     of incorporation)              File Number)            Identification No.)


 344 Cypress Road, Ocala, Florida                           34472-3108
 (Address of principal executive offices)                    (Zip Code)


Registrant's telephone number, including area code:  (352) 687-2202


                         Not applicable
 (Former name or former address, if changed since last report.)


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Item 2.   Acquisition or Disposition of Assets.

           As of December 31, 1997, American Outdoor Products, Inc., a Colorado corporation (the "Purchaser"), entered into an Asset Purchase Agreement (the "Agreement") with Action Products International, Inc., a Florida corporation (the "Registrant"). Pursuant to the Agreement, the Purchaser agreed to purchase the assets relating to Registrant's product line of Action Snacks(r) food items, including inventory, intellectual property rights, contract rights, marketing materials, and trademarks (collectively, the "Assets"). The aggregate consideration for the Assets was $2,200,000 allocated as follows: $1,900,000 allocated to the purchase price of the Assets, $250,000 allocated to the non-compete obligations of certain principals of the Registrant, and $50,000 allocated to the obligation of Registrant's President and other members of management to provide certain consulting services to Purchaser. Of the total purchase price, $350,000 was paid at closing by wire transfer and $1,850,000 by delivery of two secured promissory notes, one for $1,597,727 for the Assets, bearing interest at 11.2743% and one non-interest bearing for $252,273, for the consulting and non-compete agreements. The amounts of the notes resulted from the pro-rata allocation of the $350,000 down payment. The above secured promissory notes are payable in twenty-five (25) equal quarterly installments commencing on April 1, 1998.

           The sale of the Action Snacks(r) food product line was in furtherance of the implementation of Management's plan to focus Registrant's operations on its core product lines of educational toys and publishing. Management intends to use the proceeds from this transaction for the development and marketing of the Registrant's core product lines. Additional impetus for the sale was while management has been focusing on increasing its gross profit margins in all its product lines, the gross profit margins related to the Action Snacks(r) food product line were less than those being realized by the Registrant's core lines. The $2.2 million consideration represents approximately three times the 1997 revenues attributable to the Action Snacks(r) food product line.

Item 7.   Financial Statements and Exhibits.

          a.   Financial Statements of Business Acquired.  Not applicable.

          b.   Pro Forma Financial Information.

          A narrative description of the pro forma effects of the disposition of the assets discussed in Item 2 is filed with this report with respect to the Balance Sheet as of September 30, 1997 and with respect to the Income Statement for the period ending September 30, 1997.

          c.   Exhibits.

                2.1 Asset Purchase Agreement, dated as of December 31, 1997 by and between Registrant and Purchaser.


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                           SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         ACTION PRODUCTS INTERNATIONAL, INC.



Date:     26 February, 1998          By:   /s/ Ronald Kaplan
                                   Ronald Kaplan, President


Date:     26 February, 1998          By: /s/ Delton G. de Armas
                                   Delton G. de Armas, Secretary



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              ACTION PRODUCTS INTERNATIONAL, INC.

                Pro Forma Financial Information

      The adjustments necessary to reflect the sale of assets relating to Action Snack(r) food and the receipt of proceeds therefor result in the following pro forma changes to the Balance Sheet as of September 30, 1997:

      Assets - The increase in cash, the creation of the current portion of the note receivable, and decreases in inventory and prepaid assets would result in a net increase in Current Assets of approximately $120,000. Net Property Plant and Equipment would be decreased by approximately $100,000, Long Term Notes Receivable would increase and Other Assets would decrease for a net change in Long Term Assets of approximately $950,000, resulting in a net increase to Total Assets of approximately $1,070,000.

      Liabilities - The net change in Current Liabilities would be about $75,000 due to an increase in the current portion of deferred revenue. Long Term Liabilities would be increased by the creation of the long term portion of deferred revenue of approximately $225,000. Change in Total Liabilities would be approximately $300,000.

      Shareholders' Equity - Retained Earnings (Accumulated Deficit) would be increased by approximately $770,000 as a result of the gain or loss recognized on the disposition of assets.

      The adjustments necessary for this transaction result in the following changes to the Income Statement for the period ending September 30, 1997. Other Income, and subsequently Net Income Before Income Taxes, would increase by about $770,000 as a result of the gain or loss recognized on the disposition of assets. A provision for income taxes of approximately $300,000 would become necessary, resulting in an increase in Net Income of approximately $470,000. Accordingly, Net Income Per Share would increase by about $0.30 per share (primary) and $0.17 per share (diluted).

      No other significant changes to the financial statements would be considered necessary.



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